Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

THIRD QUARTER 2016 RESULTS

TALLAHASSEE, FL, October 25, 2016 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent holding company for Prime Meridian Bank, today announced unaudited financial results for the three-month and nine-month periods ended September 30, 2016. The Company reported net earnings of $610,000, or $0.31 per basic and diluted share, for the quarter ended September 30, 2016, compared to net earnings of $378,000 or $0.19 per basic and diluted share, for the quarter ended September 30, 2015. For the first nine months of 2016, the Company reported net earnings of $1,574,000 or $0.79 per basic and diluted share, compared to net earnings of $1,203,000, or $0.62 per basic and $0.61 per diluted share for the same period in 2015.

Boosting deposit growth was a strong performance from the Crawfordville team. Annual market share comparisons from the FDIC reveal the Bank captured an initial 11% market share in Wakulla County during its first 9 months of operation.

“Crawfordville reaching over $22 million in deposits before our first year there is a testament to our team’s tenacity,” said President and CEO Sammie D. Dixon, Jr. “We are very proud of our team’s accomplishments.”

Construction of the Bank’s permanent Crawfordville building was well underway in the third quarter and is scheduled for completion in late December of this year. Dixon anticipates continued account growth as we complete and transition to the permanent building.

The local housing market continued to show gains in the third quarter. Responding to the increased market in mortgage lending, the Bank added two additional experienced loan origination officers, as well as additional processors. “As the numbers show, mortgage activity and fee income are a significant boost to our bottom line,” added Dixon. “These moves allow us to continue to deliver the great service we are known for.”

None of these performance indicators would be possible without the passion and dedication of a great team. In September, Prime Meridian was, once again, named one of the Best Banks to

Work For by American Banker magazine. “How we do things is as important as what we do,” shared Dixon. “We reinforce – daily –the virtues of doing things right the first time and all the time. It’s part of our culture. It’s who we are,” he said.

Highlights

•	Net interest income grew $374,000 or 17.2% to $2.5 million over the prior year’s third quarter and $1,008,000, or 16.0%, to $7.3 million over the prior year’s nine-month period, due primarily to increased loan production.

•	Increased mortgage loan production continues to be a strong contributor to earnings, increasing 32.7% and 56.5%, respectively, for the three and nine months ended September 30, 2016, compared to the same periods in 2015.

•	Total assets increased $45.9 million, or 18.8%, from December 31, 2015, to $290.0 million.

•	The Company’s loan portfolio increased to $222.8 million at September 30, 2016. This represented a $9.3 million, or 4.4%, increase during the quarter and a $35.7 million, or 19.1%, increase from year-end.

•	Total deposits increased to $261.2 million at September 30, 2016. This represented growth of $20.8 million, or 8.6%, during the quarter and $43.6 million, or 20.0%, since year-end.

•	For the nine months ended September 30, 2016, the annualized Return on Average Assets was 0.78%, the annualized Return on Average Equity was 8.13% and the net interest margin was 3.76%.

•	The Company expects to complete construction of a permanent branch office in Crawfordville, Florida by year-end. This market continues to fuel healthy deposit growth.

Earnings Summary

For the quarter ended September 30, 2016, the Company reported interest income of $2.8 million compared to $2.4 million for the same period a year ago. The $397,000, or 16.8%, increase was driven by increased loan production as the Company reported average loans, excluding mortgage loans held for sale, of $219.7 million for the three months ended September 30, 2016, compared to $175.6 million for the three months ended September 30, 2015. The volume gains were partially offset by a 22 basis points decrease in the yield on loans as new loans, on average, were originated at lower yields in 2016. Furthermore, the increase in interest income from loans was partially offset by a $46,000, or 22.8%, decrease in interest income from securities due to lower yields and balances.

For the nine months ended September 30, 2016, the Company reported interest income of $7.9 million compared to $6.8 million for the same period a year ago. The 15.9% increase was also driven by increased loan production as the Company reported average loans, excluding mortgage loans held for sale, of $206.6 million for the nine months ended September 30, 2016, compared to $165.3 million for the nine months ended September 30, 2015. Similar to the results in the third quarter, the volume gains were partially offset by a 25 basis points decrease in the yield on loans due to lower average yields on new originations in 2016. Also comparable to the third quarter, the increase in interest income from loans was offset by a $129,000, or 19.3%, decrease in interest income from securities due to lower yields and balances.

The Company reported interest expense of $206,000 for the quarter ended September 30, 2016; an increase of $23,000, or 12.6%, from the quarter ended September 30, 2015. For the nine-month period ended September 30, 2016, the Company reported interest expense of $599,000, an increase of $74,000, or 14.1%, when compared to the same period in 2015. In both cases and despite lower rates paid, the increase resulted from higher average balances of interest-bearing deposits in 2016.

For both the 2016 quarter and the nine-month period, the Company’s net interest margin declined to 3.76%, due in part, to lower yields on new loan originations. Despite this decline in the net margin, net interest income increased 17.2% in the third quarter to $2.5 million and 16.0% during the nine-month period to $7.3 million, compared to the same periods in 2015. In both periods, the increase can be attributed to over 20% growth in the average balance of total interest earning assets.

Noninterest income increased $125,000, or 43.1%, from the third quarter of 2015 to the third quarter of 2016 and $430,000, or 59.2%, from the first nine months of 2015 to the first nine months of 2016. More than half of this growth was driven by mortgage banking revenue, which increased 32.7%, or $64,000, from the third quarter of 2015 to the third quarter of 2016 and which increased $230,000, or 56.5%, in the first nine months of 2016 compared to the same period a year ago. Increased service charges and fees on deposit accounts and higher income from merchant card services and credit card fees also contributed to growth in noninterest income in both periods. The nine-month period ended September 30, 2016 also benefitted from a $60,000 increase in the gain on sale of securities available for sale.

Noninterest expense increased $161,000, or 9.2%, for the third quarter of 2016 and $790,000, or 16.4%, for the first nine months of 2016 compared to the same periods a year ago. The majority of the increase occurred in overall bank salaries, employee benefits, and commissions as full-time equivalent employees increased from 54 at September 30, 2015 to 63 at September 30, 2016.

Balance Sheet

At September 30, 2016, the Company reported $290.0 million in total assets, $261.2 million in deposits, and $222.8 million in portfolio net loans. This compares to $244.0 million in total assets, $217.6 million in deposits, and $187.1 million in portfolio net loans at December 31, 2015. Loan growth has been strong in 2016 across all sectors. The composition of the Bank’s loan portfolio is as follows:

	As of September 30,		As of December 31,
	2016		2015
	Amount	% of Total	Amount	% of Total
Commercial real estate	$65,418	29.0%	$57,847	30.6%
Residential real estate and home equity	86,757	38.5%	69,817	36.9%
Construction	21,520	9.6%	17,493	9.2%
Commerical	47,015	20.9%	40,229	21.3%
Consumer	4,581	2.0%	3,877	2.0%

Total Loans	225,291	100.0%	189,263	100.0%
Deferred loan costs	340		286
Allowance for loan losses	(2,863)		(2,473)
Loans, net	222,768		187,076

Total stockholders’ equity was $26.8 million, or 9.3% of total assets, at September 30, 2016, compared to $24.9 million, or 10.2% of total assets, at December 31, 2015. Book value per share increased from $12.62 at December 31, 2015 to $13.52 at September 30, 2016, with 1,985,686 common shares outstanding. Equity capital and book value per share increased in the first nine months of 2016 due mostly to earnings and higher accumulated other comprehensive income, the latter of which measures unrealized holding gains or losses (net of income taxes) on investments that are classified as available for sale. As of September 30, 2016, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.01%, an 11.55% Common Equity Tier 1 Risk-Based Capital Ratio, an 11.55% Tier 1 Risk-Based Capital Ratio, and a 12.80% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $1,161,000 were deemed to be impaired under the Bank’s policy at September 30, 2016, while loans totaling $144,000 were deemed to be impaired under the Bank’s policy at December 31, 2015. At September 30, 2016, we had six non-accruing loans in the aggregate amount of $1,161,000, compared to two non-accruing loans totaling $137,000 at December 31, 2015. The Company reported $20,000 in net charge-offs for the quarter ended September 30, 2016 and $22,000 in net charge-offs for the nine-month period ending September 30, 2016.

Management believes that the allowance for loan losses (“ALLL”), which was $2.9 million, or 1.27% of gross loans at September 30, 2016, is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of September 30, 2016, the consolidated Company had 63 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit the investor relations section of our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports and statements the Company has filed with Securities and Exchange Commission which is available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest income:
Loans	$2,573	$2,146	$7,294	$6,126
Securities	156	202	538	667
Other	26	10	74	31

Total interest income	2,755	2,358	7,906	6,824

Interest Expense:
Deposits	205	179	598	507
Other borrowings	1	4	1	18

Total interest expense	206	183	599	525

Net interest income	2,549	2,175	7,307	6,299
Provision for loan losses	108	124	412	333

Net interest income after provision for loan losses	2,441	2,051	6,895	5,966

Noninterest income:
Service charges and fees on deposit accounts	74	37	174	110
Mortgage banking revenue	260	196	637	407
Income from bank-owned life insurance	12	12	37	37
Gain on sale of securities available for sale	—	—	102	42
Other income	69	45	206	130

Total noninterest income	415	290	1,156	726

Noninterest expense:
Salaries and employee benefits	1,062	959	3,006	2,571
Occupancy and equipment*	209	222	624	579
Professional fees	81	69	285	306
Marketing	94	95	361	304
FDIC Assessment	36	28	102	83
Software maintenance, amortization and other*	125	109	375	314
Other	304	268	863	669

Total noninterest expense	1,911	1,750	5,616	4,826

Earnings before income taxes	945	591	2,435	1,866
Income taxes	335	213	861	663

Net earnings	$610	378	$1,574	1,203

Basic earnings per share	$0.31	$0.19	$0.79	$0.62
Diluted earnings per share	$0.31	$0.19	$0.79	$0.61

*	Certain noninterest expenses were reclassified from occupancy and equipment to software maintence, amortization, and other for the three months and nine months ended September 30, 2015 to conform to 2016 presentation. The reclassification of expenses had no effect on net earnings.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30,	June 30,	December 31,
	2016	2016	2015
	(unaudited)	(unaudited)	(audited)
Assets
Cash & cash equivalents	$23,077	$10,799	$8,429
Securities available for sale	32,714	35,939	38,063
Loans, held for sale	3,525	4,125	2,722
Loans, net	222,768	213,455	187,076
Federal Home Loan Bank stock	220	390	189
Premises & equipment, net	4,653	4,221	4,222
Accrued interest receivable	705	721	692
Bank-owned life insurance	1,699	1,687	1,662
Other assets	603	601	989

Total Assets	$289,964	$271,938	$244,044

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	70,102	55,951	50,158
Savings, NOW and money-market deposits	167,818	162,908	144,801
Time deposits	23,236	21,524	22,614

Total deposits	261,156	240,383	217,573
Federal Home Loan Bank advance	—	4,000	—
Official checks	1,093	767	744
Other liabilities	874	574	794

Total Liabilities	263,123	245,724	219,111

Total Stockholders’ Equity	26,841	26,214	24,933

Total Liabilities and Stockholders’ Equity	$289,964	$271,938	$244,044

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

	At or for the Quarter Ended			At or for the Nine Months Ended		At or for the Year Ended
	September 30,	June 30	September 30,	September 30,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015	2015	2014
	(unaudited)			(unaudited)		(audited)
Per Share Data:
Earnings per share - Basic	$0.31	$0.29	$0.19	$0.79	$0.62	$0.88	$0.59
Earnings per share - Diluted	$0.31	$0.29	$0.19	$0.79	$0.61	$0.87	$0.58
Book value per share	$13.52	$13.24	$12.51	$13.52	$12.51	$12.62	$11.78
Selected Performance Ratios and Other Data:
Return on average assets(1)	0.87%	0.87%	0.65%	0.78%	0.72%	0.74%	0.48%
Return on average equity(1)	9.14%	9.04%	6.32%	8.13%	6.80%	7.15%	5.21%
Average yield on earning assets	4.06%	4.09%	4.21%	4.07%	4.22%	4.19%	4.02%
Net interest margin	3.76%	3.78%	3.88%	3.76%	3.90%	3.87%	3.70%
Efficiency ratio (2)	64.47%	62.94%	70.99%	66.36%	68.70%	69.08%	72.24%
Asset Quality Data:
Nonaccrual loans	$1,161,000	$439,000	$199,000	$1,161,000	199,000	$137,000	$171,000
Total non-performing assets	$1,161,000	$439,000	$199,000	$1,161,000	199,000	$137,000	$171,000
Non-peforming assets/ total assets	0.40%	0.16%	0.08%	0.40%	0.08%	0.06%	0.08%
Regulatory Capital Ratios (Bank):
Tier 1 Leverage Capital Ratio	9.01%	9.16%	9.87%	9.01%	9.87%	9.48%	9.52%
Common Equity Tier I Capital Ratio	11.55%	11.70%	12.82%	11.55%	12.82%	12.79%	12.84%
Tier I Risk Based Capital Ratio	11.55%	11.70%	12.82%	11.55%	12.82%	12.79%	12.84%
Total Capital Ratio	12.80%	12.95%	14.07%	12.80%	14.07%	14.05%	14.09%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	R. Randy Guemple, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com